Exhibit 10.18.2
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
     AMENDMENT (“Amendment”) made as of this 3rd day of March, 2009 to the Employment Agreement dated as of April 21, 2008 (the “Employment Agreement”), by and between General Nutrition Centers, Inc., a Delaware corporation (the “Company”), which is an indirect wholly owned subsidiary of GNC Acquisition Holdings, Inc., a Delaware corporation, and Thomas Dowd (the “Executive”).
     WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and
     WHEREAS, the Company and the Executive desire to amend the Employment Agreement in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, effective as of January 1, 2009, the Employment Agreement is hereby amended as follows:
     1. The third sentence of Section 3.2 of the Employment Agreement is hereby amended in its entirety as follows:
“Any Annual Bonus earned shall be payable in full no later than March 15 of the year following the year the bonus is earned.”
     2. The last sentence of Section 4.2(a) of the Employment Agreement is hereby amended in its entirety as follows:
“The Base Salary shall be paid in accordance with the Company’s general payroll practices and procedures and any bonus shall be paid no later than March 15 of the year following the year the bonus is earned, and in accordance with the Company’s general payroll practices and procedures.”
     3. The last sentence of Section 4.3(c)(iv) of the Employment Agreement is hereby amended in its entirety as follows:
“The bonus shall be payable no later than March 15 of the year following the year the bonus is earned, and in accordance with the Company’s general payroll practices and procedures.”

     4. The Employment Agreement is hereby amended to insert a new Section 4.3(c)(viii) as follows:
“(viii) Notwithstanding any other provision herein, payments and reimbursements made to the Executive under Section 4.2(a) and Section 4.3(c)(i)-(v) hereof shall commence 60 days from the date of termination.”
     5. The last sentence of Section 4.3(e) of the Employment Agreement is hereby amended in its entirety as follows:
“To the extent necessary to effect the Payment Reduction, the Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the initial determination, subject to the confirmation of the Accounting Firm (as defined herein) with respect to the intended effect of such Payment Reduction.”
     6. Section 4.3(f)(iii) of the Employment Agreement is hereby amended in its entirety as follows:
“the Company effects a material reduction in the Executive’s Base Salary, unless all executives at the same level as the Executive receive a substantially similar reduction in base salary.”
     7. Section 4.4(a)(iii) of the Employment Agreement is hereby amended in its entirety as follows:
“either the Company or the Executive may elect not to extend or further extend the Employment Period pursuant to Section 2.2 hereof, provided that the Executive shall be required to continue to provide services hereunder through the end of the Employment Period.”
     8. The following sentence is hereby added to the end of Section 4.4(b)(i):
“The Base Salary and benefits accrued through the end of termination shall be paid in accordance with the Company’s general payroll practices and procedures and the terms and conditions of any applicable plan.”
     9. The last sentence of Section 4.6 of the Employment Agreement is hereby amended in its entirety as follows:
“In this regard, notwithstanding anything to the contrary in this Section 4, to the extent necessary to comply with Section 409A of the Code, any payment required under this Section 4 shall be deferred for a period of six (6) months, regardless of the circumstances giving rise to or the basis for such payment, and the Company will make all applicable payments that have accrued during such six (6) month period, together with interest accrued thereon at the applicable federal rate, in a lump sum to the Executive following the expiration of such period.”
     10. The Employment Agreement is hereby amended to insert a new Section 6.16 as follows:
“6.16. Section 409A of the Code.
(a) Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.”
     11. The last paragraph of Exhibit A to the Employment Agreement is hereby amended in its entirety as follows.
“Notwithstanding anything to the contrary in this Exhibit A, the definition of Change of Control shall be interpreted consistently with the definition of “Change of Control” contained in Section 409A of the Code and regulations and guidance issued by the Internal Revenue Service under Section 409A of the Code, including IRS Notice 2005-1 in any instance in which amounts are paid under this Agreement and such amounts are treated as deferred compensation under Section 409A of the Code.”
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     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 3rd day of March 2009.

EXECUTIVE
/s/ Thomas Dowd
Name: Thomas Dowd

GENERAL NUTRITION CENTERS, INC.
By:	/s/ Gerald J. Stubenhofer, Jr.
	Name:	Gerald J. Stubenhofer, Jr.
	Title:	Senior Vice President, Chief Legal Officer

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